Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-4 (Nos. 333-80621 and 333-76956) and on Form S-8 (No. 333-32320) of Vail Resorts, Inc. of our report dated August 4, 2000 relating to the consolidated financial statements of Keystone/Intrawest, L.L.C., which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

October 24, 2002